Exhibit 99

Tidewater Inc. Appoints Darron M. Anderson to its Board of Directors

HOUSTON, September 8, 2020 – Tidewater Inc. (NYSE: TDW) (“Tidewater” or the “Company”) announced today the appointment of Darron M. Anderson to its Board of Directors, effective immediately. Mr. Anderson is a recognized business leader with extensive experience in the oil and gas industry.

“I’m honored to have the opportunity to join Tidewater’s Board, and I look forward to helping guide the company’s strategy as it navigates the current market and works to enhance its already leading market position,” said Mr. Anderson. “I’m excited to be part of a company with such a recognized and respected history as Tidewater, a leader in the OSV sector that has consistently demonstrated the ability to adapt to changing market conditions.”

Mr. Anderson has served as President and Chief Executive Officer and as a member of the board of directors of Ranger Energy Services since March 2017. He previously served as President and Chief Executive Officer of Express Energy Services from 2008 to August 2015. Mr. Anderson began his career in the oil and natural gas industry as a Drilling Engineer for Chevron USA in 1991 and has subsequently held positions of increasing responsibility in the oil and natural gas and oilfield services industries. He holds a Bachelor of Science in Petroleum Engineering from the University of Texas at Austin.

“Darron is a seasoned executive with a strong track record of leadership in the oil and gas sector,” said Larry Rigdon, Chairman of Tidewater’s Board of Directors. “He has broad, hands-on operational experience and a thorough understanding of how our industry operates today and where it is headed. We are very pleased to welcome Darron to Tidewater and look forward to his contributions to our future success. This appointment represents the latest step in Tidewater’s continuous effort to align the board and management with the objective of maximizing long term shareholder value.”

Tidewater owns and operates the largest fleet of Offshore Support Vessels in the industry, with over 60 years of experience supporting offshore energy exploration and production activities worldwide. For more information about Tidewater, visit tdw.com.

Contacts:

Tidewater Inc.

Jason Stanley

Vice President, Investor Relations

713-470-5300

SOURCE: Tidewater Inc.